      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1999
                           REGISTRATION NO. 333--73123


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          HOMECOM COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                58-2153309
  (STATE OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                                   HARVEY SAX
                             CHIEF EXECUTIVE OFFICER
                          HOMECOM COMMUNICATIONS, INC.
                             BUILDING 14, SUITE 100
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
                                 RAYMOND L. MOSS
                           SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                            1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until March 24, 2001, or until such earlier time that all of the shares registered hereunder have been sold.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
   Title of each class of           Amount         Proposed maximum offering     Proposed maximum
 securities to be registered         to be                   price                   aggregate           Amount of
                                 registered(1)             per share             offering price(2)   registration fee(3)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.0001 per share.........      626,087 shares             $5.09375                 $3,189,131            $886.57
------------------------------------------------------------------------------------------------------------------------

 (1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock split, stock dividend or similar event.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq SmallCap Market(TM) on February 23, 1999, in accordance with Rule 457 under the Securities Act of 1933.

(3) Previously Paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS
                   SUBJECT TO COMPLETION, DATED MAY 11, 1999

                          HOMECOM COMMUNICATIONS, INC.

                         626,087 SHARES OF COMMON STOCK

         THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" DESCRIBED BEGINNING ON PAGE ____ IN DETERMINING WHETHER TO PURCHASE SHARES OF HOMECOM.


         These shares of common stock are being offered by three selling shareholders, Daniel Delity, David Frank, and Jim Ellsworth. We issued the shares to the selling shareholders in connection with the acquisition of FIMI Securities, Inc., All Things Financial, Inc., First Institutional Marketing, Inc., and Premier Financial Services, Inc. on March 24, 1999. The selling shareholders may sell these shares from time to time:

         -        on the over-the-counter market;
         -        in transactions directly with market makers; or
         -        in privately negotiated transactions.

         We will not receive any portion of the proceeds from the sale of these shares.

         HomeCom's common stock is quoted on the Nasdaq SmallCap Market(TM) under the symbol "HCOM."

         The Selling Shareholders will determine the price of the shares independent of HomeCom. On May 4, 1999, the last sale price of the common stock on the Nasdaq SmallCap Market(TM) was $5.53125 per share.

===========================================================================================
                        PRICE TO PUBLIC         UNDERWRITING               PROCEEDS TO
                             PUBLIC         DISCOUNTS AND COMMISSION   SELLING SHAREHOLDERS
-------------------------------------------------------------------------------------------
PER SHARE..........
TOTAL..............      SEE TEXT ABOVE          SEE TEXT ABOVE           SEE TEXT ABOVE
===========================================================================================


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  The date of this prospectus is May 11, 1999

                                TABLE OF CONTENTS



                                                                       PAGE
                                                                       ----
SUMMARY................................................................____
RISK FACTORS...........................................................____
USE OF PROCEEDS........................................................____
ISSUANCE OF SHARES TO SELLING SHAREHOLDERS.............................____
PLAN OF DISTRIBUTION...................................................____
SELLING SHAREHOLDERS...................................................____
LEGAL MATTERS..........................................................____
EXPERTS................................................................____
WHERE YOU CAN FIND MORE INFORMATION....................................____
INFORMATION INCORPORATED BY REFERENCE..................................____




























We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                     SUMMARY

         HomeCom Communications, Inc. specializes in Internet application solutions for the financial services market, providing all of the professional services and technology necessary to develop and integrate an online marketplace. In addition, HomeCom offers several products designed for e-commerce in the financial services industry, which includes Personal Internet Banker(TM) (PIB), Harvey(TM), InsureRate(TM), and its Internet Security Services Division.

         As used in this prospectus, "HomeCom" refers to HomeCom Communications, Inc., a Delaware corporation, and its wholly owned subsidiaries. HomeCom was incorporated on December 2, 1994, under the laws of Delaware. Our principal executive offices are located at Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305 and our telephone number is (404) 237-4646.

         On April 23, 1999, we acquired all of the stock of the Ganymede Corporation in exchange for 185,342 shares of HomeCom common stock and payment of $100,000. Ganymede, based in Chicago, Illinois, is engaged in the business of web development and consulting as well as hosting web sites for financial services companies. HomeCom has agreed to file a registration statement covering one-half of the shares issued in exchange for the stock of Ganymede.


                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY

         We have a limited operating history. Our prospects are subject to the risks, expenses, and uncertainties frequently encountered by young companies that operate exclusively in the new and evolving markets for internet products and services. Successfully achieving our growth plan depends upon:

         -        Our ability to attract, retain, and motivate qualified people;
         - Our ability to upgrade and commercialize products and services;
         - Our ability to effectively integrate the technology and operations of businesses or technologies we have acquired; and
         - Our development or acquisition of services or products equal or superior to those of our competitors.

         We may not be successful in implementing our growth plans.

WE EXPECT TO INCUR CONTINUED LOSSES

         As of December 31, 1998, we had an accumulated deficit of approximately $6.7 million. On April 23, 1999, we announced unaudited results for the quarter ended March 31, 1999, which included revenues of approximately $1 million and a net loss of approximately $1.4 million or $0.26 per share. We currently expect that our operating expenses will continue to increase in proportion to increases in our revenues as we:

         -        expand our sales and marketing operations,
         -        continue to develop and extend the HomeCom brand,
         -        fund greater levels of product development, and
         -        acquire complementary business and technologies.

         As a result, we expect to experience significant losses on a quarterly and annual basis for at least the next 6-12 months. This will be primarily due to increased sales and marketing, product development, customer service and support, and certain operating costs incurred in support of our product and service offerings. If we cannot generate sufficient revenues to offset our operating expenses, our business and operating results will continue to be materially adversely affected.

WE WILL REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATING LOSSES AND CAPITAL REQUIREMENTS

         We have incurred substantial operating losses, and we expect to utilize substantial sums of cash in our operations for an indefinite period. We may also need to spend significant amounts of cash to:

         -        fund continued growth, and offset operating losses;
         - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or
         -        react to unanticipated developments or competitive pressures.

         If we exhaust our current sources of capital and are not able to obtain additional capital, we will be required to undertake steps to continue our operations. These may include immediate reduction of our operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If these actions are still not sufficient, we may elect to implement other cost reduction actions. These actions may limit our opportunities to realize continued increases in sales, and we may not be able to reduce our costs and amounts sufficient to achieve break-even or profitable results. If we exhaust our sources of capital and subsequent cost reduction measures are not sufficient to allow us to achieve break-even or profitable results, we may be forced to seek protection from our creditors.


OUR MARGINS MAY CONTINUE TO DECLINE DUE TO PRICE EROSION

         The market for internet and intranet products and services is highly competitive and is characterized by significant pressures to reduce prices, incorporate new capabilities, and accelerate completion schedules. This increase in competition has resulted in significant price competition, which in turn has resulted in significant reductions in the average selling price of many of our products and services, including our web site development and hosting services. We have not been able to offset the effects of price reductions through an increase in the number of our customers, higher revenue from enhanced services, or cost reductions, and we expect that our margins may continue to decline. Our gross margins are currently approximately 20%.


THERE IS INCREASED COMPETITION IN OUR MARKET

         There are no substantial barriers to entry in our market, and we expect that competition will continue to intensify. In addition, we compete with many other companies that have longer operating histories, longer customer relationships, and substantially greater financial, management, technical development sales, marketing, and other resources. Many nationally known companies and regional local companies across the country are involved in intranet and intranet applications, including the development and support of web sites and internet applications, and the number of these companies is increasing. The companies that offer competitive products or services, include:

         -        web site service boutique firms;
         -        communications telephone and telecommunication companies;
         -        computer hardware and software companies;
         -        established online service companies;
         -        advertising agencies;
         -        specialized integrated marketing communications firms; and
         - internal information technologies departments of prospective and current customers.

WE DEPEND UPON CONTINUED GROWTH IN USE OF THE INTERNET

         Our future success is dependent upon continued growth in the use of the internet and the web. The internet may not prove to be a viable commercial marketplace for many reasons, including:


         -        lack of acceptable security technologies,
         - potentially inadequate development of the necessary infrastructure, or
         - timely development and commercialization of performance improvements.

To the extent that the internet continues to experience significant growth in the number of users and level of services, the internet infrastructure may not be able to support demands placed upon it by such growth and the performance and reliability of the web may be adversely affected.


WE MAY NOT KEEP PACE WITH TECHNOLOGICAL CHANGES

         The market for internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands and frequent new product introductions and enhancements. Failure to effectively adapt to technological developments could adversely affect our business, operating results, and financial condition.


OUR STOCK PRICE MAY BE VOLATILE

         The trading price of our shares has been, and may continue to be, subject to wide fluctuations. During 1998, the closing sale prices of our shares on the Nasdaq SmallCap Market(TM) ranged from $1.13 to $18.25. The stock price may fluctuate in response to a number of events and factors such as:

         -        quarterly variations and operating results,
         - announcements of technological innovations or new products and media products by us or our competitors,
         - changes in financial estimates and recommendations by securities analysts,
         - the operating and stock price performance of other companies that investors view as comparable, and
         -        news reports related to trends in our markets.

In addition, the stock market in general and the market prices for internet-related companies in particular have experienced extreme volatility and often have been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of the stock regardless of our operating performance.


WE MAY NOT PROPERLY MANAGE OUR GROWTH

         Our growth has placed a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Our systems, procedures, or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to support our market opportunity. Any failure to effectively manage growth could have a material adverse effect on our business, operating results, or financial condition.

WE MAY NOT PROPERLY HANDLE THE RISKS ASSOCIATED WITH ACQUISITIONS

         As part of our business strategy, we have completed several acquisitions and expect to enter into additional business combinations to further our goal to become a leading provider of Internet software solutions for the financial services industry. Since February 1999, we have acquired four companies owned by the selling shareholders, as well as the Ganymede Corporation. These acquisitions have added approximately 35 employees in total to HomeCom.

         Acquisition transactions are accompanied by many risks, including:

         -        the difficulty of closely monitoring quality;
         - the difficulty of assimilating the operations and personnel of the acquired companies;
         - the difficulties of managing geographically separate business units;
         - the difficulty of incorporating acquired technology or content and rights into our product and services;
         - the failure to successfully develop and acquire in process technology which could result in the impairments of amounts capitalized as intangible assets;
         -        unanticipated expenses relating to technology integration;
         - the maintenance of uniform standards, controls, procedures, and policies;
         - the impairment of relationships with employees and customers as a result of any integration or management changes; and
         - the potential unknown liabilities associated with acquired businesses.

We may not be successful in addressing these risks.


WE DEPEND ON KEY PERSONNEL

     We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management, such as Harvey Sax, Dan Delity, David Frank, or Jim Ellsworth, could have a serious negative impact upon our business and operating results. This is particularly true in the case of senior management of the companies acquired from the selling shareholders and Ganymede where senior management of these companies has been retained following the acquisition of these companies. We can provide no assurances that we will be able to retain our senior management or other key personnel. Although we have entered into employment agreements with each of executive officers that contain non-competition and nondisclosure provisions, our ability to benefit from them is uncertain because such provisions are typically limited to geographic scope and time. Such restrictions may not effectively prohibit competition due to the global nature of the internet.


OUR AVERAGE SALES CYCLE MAY LENGTHEN

     Our development and implementation of interactive web sites and intranet software applications involves a lengthy sales cycle, which can be as long as six to nine months. Extensive web sites, development or licensing of our products may also involve substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If our average sales cycle continues to lengthen, we will face increased costs, potentially lower profit margins and a potential inability to achieve our target and sales goals.


WE MAY INCUR LOSSES FROM DEFECTS IN OUR PRODUCTS AND SERVICES

     Web site services and other services based on software and computing systems frequently encounter development and completion delays. Software may contain undetected errors or failures when introduced, especially in the case of web sites when the volume of traffic on the site increases. Errors found in the software, underlying web site, or other project may result in delays in completion, commercial release for acceptance of such web site, or other project. In addition, we may incur unanticipated additional costs in order to cure any defect or otherwise be obligated to refund money paid to us or pay for damages caused by any delay or defect. Applications or products developed by us may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, we could experience delays and lost revenues during the period required to correct these errors. Despite our best efforts to the contrary, errors may be found in new applications, products, or releases after the commencement of installation or shipment. These problems can result in losses, or in delays in receiving revenues.


WE MAY INCUR LOSSES FROM SECURITY RISKS

         Our software and equipment is vulnerable to computer viruses or similar disruptive problems caused by customers or other internet uses. Computer viruses or problems caused by third parties, such as hackers, could lead to interruptions, delays, or termination of service to our customers. Third parties could also potentially jeopardize security of confidential information stored in our computer systems or our customers' computer systems by their inappropriate use of the internet, which could cause losses to us and to our customers. Inappropriate use of the internet includes attempting to gain unauthorized access to information or systems. Although we intend to continue to implement security measures to prevent this, hackers have circumvented such measures in the past, and may be able to circumvent our security measures or the security measures of third parties in the future. Further, until more comprehensive technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the internet service industry in general and our customer base and revenue in particular. We do not have errors and omissions, product liability, or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties.


WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS

         Our success depends in part upon our software and related documentation. We principally rely on copyright, trade secret, confidentiality procedures, and contract laws to protect our proprietary technology. The steps we have taken may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. We have a registered service mark for our logo and have applied for federal registration of the names "HomeCom," "Post On the Fly(TM)," and "Personal internet Banker(TM)." In distributing our software products, we rely primarily on shrinkwrap, or form, licenses that are not signed by licensees and may be unenforceable under the laws of some jurisdictions. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Although we do not believe that the software or trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert such claims against us in the future and such claims may be successful. We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations.


THERE ARE A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

         The market for the shares may be adversely affected as a result of sales of a large number of shares in the market, or a perception that large sales may occur. Such adverse effect may also limit HomeCom's ability to raise capital through offerings of shares, or to effect acquisitions utilizing shares as the purchase price.

         Upon consummation of this offering, there will be 6,625,412 shares outstanding. Of that amount, 3,662,934 shares, or approximately 55%, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of HomeCom, as that term is defined in Rule 144 under the Securities Act.

Included in that number are the 626,087 shares registered hereunder, which are subject to contractual provisions regarding resale. Please refer to "Plan of Distribution." The remaining 2,962,478 shares, or approximately 45%, may be sold in the public market only if registered or pursuant to an exemption from registration such as Rule 144. In addition, there are also the following shares that may become available for resale in the public markets:

         - There are outstanding warrants to acquire an aggregate of 490,000 shares at a weighted average exercise price of $8.32 per share. The shares issuable upon exercise of the warrants have been registered under the Securities Act, and will be available for resale upon issuance following exercise of the warrants.

         - There are outstanding options to purchase 763,854 shares pursuant to our stock option plans at a weighted average exercise price of $4.77 per share, and 8,300 shares have been issued under our stock purchase plan at a weighted average price of $2.19 per share. On July 31, 1998, we filed a registration statement on Form S-8 under the Securities Act to register the potential sale of 300,000 shares reserved for issuance under our stock option plan and the 150,000 shares reserved for issuance under our stock purchase plan. Except for shares held by our affiliates, shares purchased pursuant to this stock option and purchase plans generally will be available for resale in the public market.

         - We have issued 185,342 shares in connection with the acquisition of Ganymede, and have contractually agreed to file a registration statement covering 92,671, or one-half, of such shares by June 23, 1999.

PREFERRED STOCK, IF ISSUED, WILL HAVE RIGHTS SENIOR TO THE SHARES

         We have the right to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, which include voting rights, of the preferred stock without shareholder approval. The rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. In addition, the issuance of additional shares of preferred stock could make it more difficult for a third party to acquire control of HomeCom, even if such change would be beneficial to shareholders.


WE HAVE ANTI-TAKEOVER PROVISIONS IN PLACE

     Our restated certificate of incorporation provides that our board is divided into three classes of directors with each class serving a staggered three year term. The division of the board of directors into three classes may discourage a third party from making a tender offer or otherwise attempting to obtain control of HomeCom and may maintain the incumbency of the present board of directors.


THERE ARE LIMITATIONS ON THE LIABILITY OF OUR DIRECTORS AND OFFICERS

         Our restated certificate of incorporation provides that our directors shall have no personal liability for some breaches of their fiduciary duties. In addition, our restated bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under the federal securities laws. However these provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage stockholders from bringing a lawsuit against directors and officers for a breach of their fiduciary duties.

THERE ARE UNCERTAINTIES ASSOCIATED WITH GOVERNMENT REGULATION AND OTHER LEGAL ISSUES

         There are currently few laws or regulations directly applicable to access to or commerce on the internet. Due to the increased popularity and the use of the internet, it is possible that laws and regulations may be adopted, covering issues such as:

         -        user privacy,
         -        defamation,
         -        pricing,
         -        taxation,
         -        content regulation,
         -        quality of products and services, and
         -        intellectual property ownership and infringement.

         Such legislation could expose us to substantial liability. Such legislation could also dampen the growth in use of the web, decrease the acceptance of the web as a communications and commercial medium, or require us to incur significant expense in complying with any new regulations. Other nations, including Germany, have taken actions to restrict the free flow of material considered to be objectionable on the web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on our international operations. In addition, several telecommunication carriers, including America's Carriers Telecommunications Association, are seeking to have telecommunications over the web regulated by the Federal Communication Commission in the same manner as other telecommunication services. Because the growing popularity and use of the web has burdened the existing telecommunications infrastructure, many areas with high web use have begun to experience interruptions in phone service. Local telephone carriers, such as Pacific Bell, have petitioned the Federal Communications Commission to regulate service providers and impose access fees. Increased regulation, or the imposition of access fees, could substantially increase the cost of communicating on the web and potentially decrease the demand for our products. A number of proposals have been made at the federal, state, and local level that would impose additional taxes on the sale of goods and services through the internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from such activities.


THERE ARE POTENTIAL COMMERCE-RELATED LIABILITIES

         With the acquisition of the companies from the selling shareholders, we are offering and intend to continue to offer insurance and securities products through the internet. These activities will expose us to a number of additional risks and uncertainties, including:

         - potential liabilities for wrongful or illegal activities that may be conducted in connection with the sale of securities and insurance products;
         - consumer fraud and false or deceptive advertising or sales practices;
         - breach of contract claims related to the sales of such products;
         - claims that materials included in such sites infringe on third-party patents, copyrights, trademarks or other intellectual property rights or are libelous, defamatory, and breach third-party confidentiality or privacy rights;
         - claims relating to any failure to appropriately collect or remit sales or other taxes arising from commerce transactions that may be brought by customers as a result of losses resulting from any down time or other performance failures in our services; and
         - state laws limiting the sale of insurance and securities products.

Although we maintain liability insurance, insurance may not cover these claims or may not be adequate. Even to the extent such claims do not result in material liability, investigating and defending such claims is expensive.


FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON US

Many existing computer programs were originally designed to use only two digits to identify a year in date fields. As a result, date-sensitive software applications may recognize a date using "00" as the year 1900 rather than the year 2000.

If not corrected, these applications could fail or produce erroneous results when working with dates in the year 2000 and beyond. If not properly addressed, the Year 2000 issue could have a material effect on our financial position and future operating results. We primarily rely on industry standard operating systems and applications for our internal systems rather than proprietary software, and based on review of significant internal programs and systems, we have determined that they are substantially Year 2000 compliant. In addition, we are seeking confirmation from our primary telecommunications service providers that they are developing and implementing plans to become Year 2000 compliant. Information we have received so far has indicated that they are in the process of implementing remediation procedures to ensure that their computer systems, services, or products are Year 2000 compliant by December 31, 1999. However, we have not undertaken an in-depth evaluation of these providers in relation to the Year 2000 issue. In addition, we cannot predict whether or not all of these vendors' programs will be successful. To the extent that these vendors fail to resolve any Year 2000 issues on a timely basis or in a manner that is compatible with our systems, that failure could have a material adverse effect on our financial position and future operating results. We are using internal resources to identify and correct our systems for Year 2000 compliance, and we expect any incremental costs associated with addressing this issue to be minimal. We do not believe that the costs of addressing Year 2000 issues will be material to our future operating results or financial position.


MANAGEMENT AND SIGNIFICANT STOCKHOLDERS CAN EXERCISE INFLUENCE OVER HOMECOM

         Based upon stock ownership as of May 4, 1999, our executive officers, directors, and 5% stockholders and their affiliates own an aggregate of 39% of our outstanding shares. As a result, such persons acting together will have the ability to control all matters submitted to our shareholders for approval and to control the management and affairs of HomeCom. Accordingly, such concentration of ownership may have the effect of delaying or preventing a change in control of HomeCom, impede a merger, consolidation, or takeover or other business combination, or discourage a potential acquiror from attempting to obtain control. This concentration of control could also have a negative effect on the market price of your shares.


NEW INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

         Shares purchased in this offering may incur immediate and substantial dilution. To the extent that currently outstanding options and warrants are exercised or converted, there will be further dilution in your shares. Please refer to the information above under "There Are a Substantial Number of Shares Eligible For Future Sale."


WE MAY NOT MAINTAIN NASDAQ LISTING REQUIREMENTS

         Under the currently effective criteria for continued listing of securities on the Nasdaq SmallCap Market(TM), a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000. If we are unable to maintain the standards for continued listing, our shares could be subject to delisting from the Nasdaq SmallCap Market(TM). If our shares were delisted, trading, if any, in our shares would be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market(TM) listing requirements or in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of or to obtain accurate quotations as to the price of the shares.


THE SHARES MAY BECOME SUBJECT TO RISKS OF LOW PRICED STOCKS

         In the absence of the shares being quoted in Nasdaq, or listed on an exchange, trading in the shares would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, if our shares are a penny stock. Under that rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors, who are generally investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or

$300,000 together with a spouse, must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before the sale.

         The SEC has adopted regulations that generally defined a penny stock to be any equity security that has a market price of less than $5.00 per share. However, exemptions to this rule include:

-        an equity security listed on the Nasdaq Stock Market(TM), and
-        an equity security issued by an issuer that has:

         - net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
         - net tangible assets of at least $5,000,000, if such issuers has been in continuous operation for less than three years, or
         - average revenue of at least $6,000,000 for the preceding three years.

Unless an exception is available, the regulations require the delivery, before any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The applicability of this rule, if it occurs, could materially adversely affect the ability of broker-dealers to sell our shares and the ability of purchasers in this offering to sell their shares in the secondary market.


                                 USE OF PROCEEDS

         The proceeds from the sale of the shares offered pursuant to this prospectus are entirely for the benefit of the selling shareholders. We will not receive any proceeds from the sale of the Shares from the selling shareholders.


                   ISSUANCE OF SHARES TO SELLING SHAREHOLDERS

         Pursuant to merger agreements by and among HomeCom and FIMI Securities, Inc., All Things Financial, Inc., First Institutional Marketing, Inc., and Premier Financial Services, Inc., we issued 1,252,174 shares of common stock to the three selling shareholders. On February 26, 1999, at a special meeting of our shareholders, our shareholders approved the merger and the issuance of the shares. The merger was consummated on March 24, 1999.


                              PLAN OF DISTRIBUTION

         Shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of HomeCom in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares:

         -        on The Nasdaq SmallCap Market(TM);
         - at prices and at terms then prevailing or at prices related to the then current market price; or
         - in private sales at negotiated prices directly or through brokers.

The selling shareholders and any underwriter, dealer or agent who participates in the distribution of such shares may be deemed to be underwriters under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling shareholders against some liabilities arising under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may then resell such shares from time to time in transactions (which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions as described above.

         We have advised the selling shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders have advised HomeCom that during such time as the selling shareholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

         - not engage in any stabilization activity in connection with any of the shares;

         - not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;

         - not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

         - effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

         The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         In order to comply with the securities laws of some states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Sellers have agreed to sell no more than 313,043 of the shares within 90 days from the effective date of this registration statement. The Sellers have agreed to limit sales to no more than one-third of these 313,043 shares during the first three thirty day periods following effectiveness. These trading restrictions shall not apply in the event that the shares have traded sale as long as such sale is made at a price per share of at least $4.813. Sellers have also agreed not to sell any of the remaining 313,043 shares within 90 days of the effective date of this registration statement. The Sellers have agreed to limit sales on a cumulative basis to no more than one-sixth of these 313,043 shares during each month for the following sixth months. These trading restrictions shall not apply in the event that the shares have traded above $10.00 per share on each of the five trading days prior to any single sale as long as such sale is made at a price per share of at least $10.00.

         HomeCom has agreed to use its best efforts to maintain the effectiveness of this registration statement with respect to the shares of until the earlier of the sale of such shares or two years from the date of this prospectus. No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the selling shareholders will sell all or any of the shares offered under this prospectus.


                              SELLING SHAREHOLDERS

         All of the shares registered for sale pursuant to this prospectus will be owned immediately after registration by the selling shareholders, as all of the shares offered by the selling shareholders were acquired in connection with the merger. Such shares amount to approximately 19% of our outstanding capitalization as of the date of this prospectus.

The selling shareholders have been employed by and are employees and senior officers and directors of the acquired companies and HomeCom.

         The following table sets forth information known to us with respect to beneficial ownership of our shares as of May 4, 1999, by each selling shareholder. The following table assumes that there are 6,625,412 shares outstanding and that the selling shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold.

                          SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                             BEFORE THE OFFERING           SHARES           AFTER THE OFFERING
                          -------------------------    OFFERED BY THIS      -------------------
SELLING SHAREHOLDERS         SHARES     PERCENT          PROSPECTUS         SHARES      PERCENT
--------------------      ----------    -----------    ----------------     -------     -------
Daniel A. Delity             737,840      11.1%            368,920          368,920      5.6%
James Wm. Ellsworth          162,917       2.5              81,458           81,458      1.2
David B. Frank               351,417       5.3             175,709          175,709      2.7



                                  LEGAL MATTERS

     The validity of the shares offered under this prospectus will be passed upon by Sims Moss Kline & Davis LLP, Atlanta, Georgia, counsel to HomeCom.


                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of HomeCom Communications, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Some information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our latest annual report and quarterly reports can also be accessed through our Internet World Wide Web site at "http:\\www.homecom.com." Our common stock is quoted on The Nasdaq SmallCap Market(TM). Reports, proxy and information statements and other information concerning HomeCom. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" some of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders have sold all the shares.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-26822).

         2. Our definitive Proxy Statement dated February 11, 1999, filed in connection with our February 26, 1999, Special Meeting of Shareholders.

         3. Our Current Reports on Form 8-K, filed with the SEC on May 10, 1999, April 13, 1999, and April 1, 1999, (File No. 0-26822).

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Corporate Communications and Investor Relations, HomeCom Communications, Inc., Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305, telephone
(404) 237-4646.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Registrant will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the NASD listing fee.

                 SEC registration fee                   $   886.57
                 Legal fees and expenses                 15,000.00
                 Accounting fees and expenses            10,000.00
                 NASD listing fee                         7,500.00
                 Miscellaneous expenses                   1,000.00
                 Total                                  $34,386.57


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

         The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

         Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

ITEM 16.  EXHIBITS.

             EXHIBITS.
             --------
                 5.1       Opinion of Sims Moss Kline & Davis LLP
                23.1       Consent of PricewaterhouseCoopers LLP, Independent
                           Accountants
                23.2       Consent of Sims Moss Kline & Davis LLP
                           (included in Exhibit 5.1)
                24.1       Power of Attorney (see page II-3)


ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, HomeCom Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 7, 1999.

                                  HOMECOM COMMUNICATIONS, INC.



                                  By:  /s/ Harvey W. Sax
                                       -------------------------------------
                                       HARVEY W. SAX
                                       Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harvey W. Sax and Norman H. Smith, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                                        TITLE                             DATE

/s/  Harvey W. Sax               President, Chief Executive Officer and Director     May 7, 1999
--------------------------       (Principal Executive Officer)
HARVEY W. SAX

/s/  Nat Stricklen                                                                   May 7, 1999
--------------------------
NAT STRICKLEN                    Executive Vice President and Director

/s/  Krishan Puri                                                                    May 7, 1999
--------------------------
KRISHAN PURI                     Executive Vice President and Director

/s/  Gia Bokuchava, Ph.D.                                                            May 7, 1999
--------------------------
GIA BOKUCHAVA, PH.D.             Chief Technical Officer and Director

/s/  Roger Nebel                                                                     May 7, 1999
--------------------------
ROGER NEBEL                      Vice President and Director

/s/  Norman H. Smith                                                                 May 7, 1999
--------------------------
NORMAN H. SMITH                  Chief Financial Officer

/s/  Claude Thomas                                                                   May 7, 1999
--------------------------
CLAUDE THOMAS                    Director

                                INDEX TO EXHIBITS


EXHIBIT NUMBER                  DESCRIPTION
--------------                  ------------------
     5.1        Opinion of Sims Moss Kline & Davis LLP

    23.1        Consent of PricewaterhouseCoopers LLP, Independent Accountants

    23.2        Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5.1)

    24.1        Power of Attorney (see page II-3)